EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
FOURTH QUARTER 2004
FINANCIAL RESULTS CONFERENCE CALL
February 28, 2005

Operator:
Good afternoon. My name is Marcus and I will be your conference facilitator. At this time I would like to welcome everyone to the Midway Games Fourth Quarter Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press * then the number 2 on your telephone keypad. I would now like to turn the conference over to Mr. Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Sir, you may begin your conference.

Miguel Iribarren:
Thank you, operator. Good afternoon, everyone. With us on the call today are Midway President and CEO, David F. Zucker, our Chief Financial Officer, Tom Powell, and our Senior Vice President of Product Development, Matt Booty. I will begin today’s call with the customary legal disclosures, after which Tom will discuss our financial performance for the quarter and full year. David will then provide his comments and thoughts regarding our strategy and direction going forward, including outlining our financial guidance. After David’s remarks we’ll open up the line for questions. With that, I’ll read our safe harbor statement and then turn the call over to Tom.

Ladies and gentlemen, the following presentation and responses to questions may contain certain forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission. Tom?

Thomas Powell:	Good Afternoon. And thanks, Miguel.

Starting with the fourth quarter results: During the quarter we released two new titles: Mortal Kombat: Deception for the PlayStation 2 and Xbox; and Midway Arcade Treasures 2 for the PlayStation 2, Xbox and GameCube systems. Revenues for the quarter were $77.2 million, up over 150% from the prior year quarter, and in line with our guidance provided on November 8. Revenue mix by platform was: 59% on the PlayStation 2; 37% on the Xbox; and 3% on the GameCube. Our international business contributed approximately 19% of the fourth quarter revenues.

Net income for the quarter was $17.6 million, compared with a net loss of $27.8 million last year and again in line with our guidance. Net income applicable to common stock was also $17.6 million, compared with a net loss of $28.6 million last year. During the fourth quarter, gross margins improved dramatically to approximately 46% of revenues versus approximately 26% for the first three quarters of 2004. The expansion in gross profit margin is attributable to a solid performance by the Mortal Kombat: Deception release in North America. For the quarter, we sold in approximately 1.7 million units worldwide at a launch price in the U.S. of $49.99 for the base product and $59.99 for the Kollectors Edition. As a result of our Mortal Kombat solid revenue performance, development and advertising costs were spread over a significant revenue base resulting in improved profit margins.

Also during the fourth quarter, we settled aggregate liabilities of $6.5 million due to our former parent, WMS Industries, for $1.5 million. And as a result, we realized a $5 million gain that is reflected in Other Income during the quarter.

Turning to full year results: During 2004 we released six new frontline console titles and one value-priced product. Revenues for the year were $161.6 million, up 75% from the prior year. Revenue mix by platform was: 60% on the PlayStation 2; 34% on the Xbox; and 3% on the GameCube. Our international business contributed approximately 18% of total revenues.

Net loss for 2004 was $19.9 million, compared with a net loss of $115.2 million last year. The net loss applicable to common stock was $24.7 million, compared with a net loss of $117.9 million last year.

Turning to the balance sheet, our year end cash balance stands at $118.3 million versus $41.7 million at the end of 2003. For the quarter, cash provided from operations was $4.6 million. For the year, cash used in operations was $45.7 million. The year over year increase in cash is attributable to several financing actions that contributed approximately $102 million of cash and the exercise of investor warrants and stock options that contributed another $28 million of cash.

Of the $47.5 million Series D Redeemable Convertible Preferred Stock originally issued, as of the end of the third quarter, all but $4.5 million of face value had been converted into Common. As a result, the quarterly charge associated with both the distributed and imputed dividends declined to $65,000 during the quarter. We expect the quarterly charge to remain at that level until the remaining shares are converted or redeemed.

At the end of the year, the balance of capitalized product development costs stood at approximately $28.7 million. Of the $28.7 million of capitalized cost, $1.9 million relates to products in the marketplace as of the end of the year and the remaining $26.8 million relates to products that we expect to introduce in subsequent years.

Gross receivables at December 31st were $24.6 million. Reserves for price concessions, returns and uncollectible accounts were $8.8 million or approximately 36% of the gross receivable. Our day’s sales outstanding were 19 days.

And this concludes the financial update. David?

David Zucker:	Thanks, Tom. Our 2004 fourth quarter results cap a year of accomplishment that has re-positioned the Company for future success as we actively prepare for the upcoming console transition.

During the fourth quarter, we shipped one frontline product, Mortal Kombat: Deception, and one value product, Midway Arcade Treasures 2. Both of these were well-received by consumers and game critics. The success of these titles and continuing reorders for other games like NBA Ballers produced the first profitable quarter for Midway in several years.

During the fourth quarter, three Midway releases, Mortal Kombat: Deception, and two previously released titles, NBA Ballers and Midway Arcade Treasures 1, topped the one million units shipped mark. This is an important distinction and milestone for the current team at Midway as prior to 2004, only two Midway titles had crossed that threshold during this console cycle. Although these accomplishments are noteworthy, we believe our most important accomplishment in 2004 was creating the infrastructure and building blocks for success in future years, with the fruits of these labors yet to be seen.

We set out in 2004 to strengthen key operating functions and build a solid base from which we could grow. We made great progress toward these goals in 2004, and significantly strengthened the most important element of any video game company, product development. In November, we announced the acquisition of our third development studio during the year, Paradox Development, a studio that has been working on the Mortal Kombat: Shaolin Monks title due out later this year. Like our other two acquisitions this year, Surreal Software and Inevitable Entertainment, Paradox brings a specific talent pool to our organization; in this case, Paradox has a unique skill in melee fighting that is rare and especially valuable to supporting our ability to produce annual releases of the Mortal Kombat franchise in the future. We are adding new talent to our rechristened L.A. studio, including people from our Chicago studio.

With these three acquisitions and the addition of incremental teams at our existing studios, we have nearly doubled the size of our in-house product development organization over the last year from approximately 275 to 500 employees. The number of internal teams in our product development organization more than doubled from 5 to 12 during 2004.

2004 was an excellent year for our product development organization not only for the increase in size and capacity but also in the quality of its output. Midway finished the year as the top independent publisher in the industry in terms of average review scores - that’s among publishers producing more than one game, according to Gamerankings.com, beating out companies like EA, Activision and Ubisoft. This was a dramatic turnaround from the previous year, where Midway finished in the bottom quartile of the industry.

Additionally, Midway’s Chicago studio was selected by Game Informer magazine as one of the top 10 development studios in the entire business. Midway products received other critical acclaim and industry acknowledgement in 2004 including: Mortal Kombat: Deception, which was named best fighting game of 2004 by the Academy of Interactive Arts & Sciences, Gamespot, Amazon.com, SpikeTV and GamePro, among others. NBA Ballers was nominated for action sports game of the year and best original music by the Academy, and best alternative sports game of 2004 by Gamespot. And The Suffering was nominated for best action/adventure game by the Academy.

Looking ahead, we remain intensely focused on our product development organization and our ability to produce great games. Increased costs and complexity of producing games for the next generation of consoles make it imperative for publishers to develop common tools and technologies across studios and build methods and systems around those technologies so that successes are repeatable and increasingly collaborative and efficient. The only way to do that is with a critical mass of high quality internal product development capability, which we believe will be a key success factor in the next console cycle. Our growth and improvement in this area should position us well in 2006 and into the next console cycle.

With this in mind, I’d like to turn to our assessment of the outlook for the industry and Midway in 2005.

Our expectations for videogame industry growth in 2005 are for home console dollar sales to decline approximately 5 to 10% and handheld sales to grow approximately 50 to 70% resulting in overall software dollar sales growth of approximately 0 to 5% for the industry. These expectations are for the domestic market specifically. We expect Europe to perform slightly better than the U.S. in 2005. We expect mixed frontline pricing in 2005, with some titles continuing at the $50 price point, but more titles released at the $40 retail price point as the year progresses. The biggest driver of lower average price points during the year, however, will be the amount of greatest hits and platinum hits products selling at $20. On the PC front, we expect PC dollar sales in 2005 to remain relatively flat to down almost 5% versus 2004 in both the U.S. and Europe.

As for Midway, we expect 2005 revenues to grow approximately 40% to $225 million and we expect a net loss of approximately $38 million including approximately $2 million of stock options expenses in the second half of the year. For the quarter ending March 31, 2005, the Company expects revenues of approximately $14 million and a net loss of approximately $18 million.

While we are expecting significant topline growth this year, we are expecting our net loss to increase. This increase is being driven by several factors, but primarily by a significant investment in our product pipeline and the product development necessary to grow it. During 2005 we are stepping up the level of product development spending to fund both investments in next-gen technology and an increase in the number of games in development. We currently have nearly twice as many console products in development as we did at the same time last year. Many of these titles are for next-generation consoles that require a significant upfront investment in technology. The increase in development spending and investment is estimated to result in approximately $20 million more R&D expense flowing through the income statement as a period cost in 2005 versus 2004. Although this investment will negatively impact our near-term profitability, we are determined and focused to be in the right markets with the right products, leading edge technology and with a cost structure that will produce profitability in the next cycle. To accomplish this, we are investing in processes and technology that we believe will be among the best in the industry and also standardize this process across our product development organization allowing us to focus on content development and minimize our technology requirements. To this end, we announced earlier this year an arrangement with Epic Games to utilize their Unreal Engine 3 technology in our next-generation product development.

Two other factors affecting 2005 profit margins are the expected mixed pricing of our frontline titles later this year with some released at $49 and others at $39, and the absence of approximately $7 million of non-recurring gains related to the settlement of a litigation matter and a tax obligation.

Midway is very much in the middle of its turnaround effort. It is important to keep in mind that there is a two year lag between the time game development is started and when it is finished. As the Company navigated through its difficult transition from the arcade business to the home console business in the first half of this console cycle, the Company cut back its investment in its product pipeline. We’ve actively addressed this over the past year, and have subsequently doubled the run rate of product development spending. We believe that while this has short term adverse implications for our profitability, it will bode well for us in the future as we expect to be releasing more high quality games with more mass market appeal. As we discussed in our conference call last quarter, in order to generate consistent and meaningful annual profits and grow into one of the handful of major players that will thrive in the video game industry in the next console generation, we need to build our size and scale. We grew our revenue base by over 70% last year, and we expect to grow it by approximately 40% this year. And we expect to grow it again in 2006.

2005 is a critical year for Midway as we, one, build on the success we’ve achieved, improving our operations, marketing and overall product quality, and two, seek to position the Company for profitable growth and sufficient critical mass in the next generation of consoles.

While we do not expect to publish any titles in 2005 for next generation consoles, we have a larger product pipeline in place for 2005 that is driving our 40% revenue growth expectation for the year. We expect to release eight to ten frontline titles in 2005, versus six in 2004. The 2005’s I’d like to preview for you today include:

Mortal Kombat: Deception for the GameCube: This will be an expanded version of our 2004 flagship title that has already shipped over 1.7 million copies worldwide since its release on October 4. Now, GameCube owners will be able to get in on the intense fighting action with the addition of two classic MK characters, console exclusive to the Nintendo product.

NARC: This title has caused a stir in the industry, and hits retail shelves later in March at a suggested retail price of $19.99.

Unreal Championship 2: In mid-2004, Midway entered into an agreement with Epic Games to publish the next three titles in the Unreal franchise. This is the first product under that agreement, which we expect to launch in April and looks to be one of the most in-depth and amazing Xbox Live games to date.

Area 51: If you read gaming magazines, you’re well aware that Area 51 has graced the covers of both the Official PlayStation Magazine and PSE2 magazines recently. This first-person shooter is the first game due out from our new Austin, Texas studio and aims to be the most advanced shooter to date for the PS2 with robust multiplayer and online support.

LA Rush: One of Midway’s great strengths is its strong catalog of historical franchises. Later this year, we expect to launch the reinvention of the Rush franchise, set in an open-world environment filled with the Rush franchise’s exciting brand of racing.

The Suffering: Ties That Bind: This will be a sequel to our very popular new action/horror franchise introduced in early 2004. We expect this title to expand the franchise to a wider population of gamers who enjoy a more action-oriented approach to the horror genre.

Mortal Kombat: Shaolin Monks: This highly-anticipated addition to the Mortal Kombat franchise will give PS2 and Xbox owners the opportunity to experience the Mortal Kombat universe in an action/adventure setting. MK: Shaolin Monks is in development at our newly acquired L.A. Studio with oversight from our Mortal Kombat team here in Chicago.

In addition to these titles, we have several other candidates for either a Q4 ‘05 or first half ‘06 launch that we will preview for you later this year.

I’d also like to mention two other areas in our product pipeline where we have made significant progress: PC and kids games. Having solidified our execution in our core product areas of mature games, over-the-top sports and established Midway franchises, we are now growing into the PC and kids markets at a very strategic time. As we mentioned earlier, Midway will be publishing the next three Unreal titles, two of which we expect to be major PC products. We have also recently entered into an agreement with Stainless Steel Studios to publish their next real-time strategy masterpiece, Rise & Fall: Civilizations at War. Stainless is headed by Rick Goodman, who previously was lead designer on Age of Empires, one of the most successful real-time strategy games of all time. We believe frontline PC products such as Unreal and Rise & Fall are an effective way to diversify our business, especially during the console transition.

Another means of achieving diversification during the transition is through the kids market and the handheld platforms. To this end, we recently announced agreements with Warner Bros. for several of their Cartoon Network properties. First, we are creating games based on a few of their top-rated shows including “Ed, Edd & Eddy” and “The Grim Adventures of Billy & Mandy.” Also as part of our relationship with Warner Bros. and Cartoon Network we acquired the rights to make games based on the Adult Swim property. This will obviously be a product aimed at a more mature audience but we believe it also has excellent prospects for the handheld platforms. We are also looking to add to our line of kids products with the development of games based on two upcoming CGI films from one of the major entertainment studios. We believe both films have blockbuster potential and we expect to announce these at a later date when the film details are released.

To help leverage the value of our product pipeline we are also focusing our efforts on our distribution capacity and a recent result of this focus is our opening of a new sales, marketing and distribution office in Munich to focus on the German-speaking territories. This will be particularly valuable to us as our PC pipeline comes online as Germany is the largest PC market outside of the U.S.

In addition to constantly seeking to improve our operating execution, I believe we can now focus our management efforts on growing our revenue base and achieving the size and scale necessary to generate significant profits in the next console cycle. We look forward to sharing our progress on these and other objectives with you in future calls.

Operator, please open the line for questions.

Operator:	At this time I would like to remind everyone, in order to ask a question, press * then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Heath Terry with Credit Suisse First Boston.

Heath Terry:
Great. I was wondering if you could give us an idea, I know you talked about the number of frontline products that you’re going to have, but if you could also talk about the growth in the SKU rate or the number of SKUs between last year and the current year? And if you could also give us an idea of, with that 40% growth that you’re looking at in the current year, what the differential between your U.S. and international growth rates are going to be?

David Zucker:
We did about 18 or 19% last year in terms of Europe. We are looking to grow that number north of 20 and closer to 25% for 2005. And I don’t have the exact SKU count in front of me, but as we said, we had six frontline titles last year. We expect eight to ten this year. We do plan to do some kids products later in the year that will be on multiple platforms, including GBA and GameCube. We should have a similar pattern of growth, if not a bigger growth in the number of SKUs we’re doing this year versus last year.

Heath Terry:
Great. And then as you go to an annual cycle on Mortal Kombat, what are your expectations for what happens to the number of units that get sold per each title as you go to a more frequent publishing schedule?

David Zucker:
That’s a good question. First of all, Mortal Kombat: Shaolin Monks is an action/adventure game. We showed this off early to some of the gaming community and gaming press two weeks ago in Las Vegas. A lot of them are comparing it to the Devil May Cry mode. It’s set in the Mortal Kombat universe so it leverages those characters and the world of Mortal Kombat, but it’s a very different type of game. So our plan generally is to sort of alternate, although we probably won’t stick to that exactly in the future, but alternate between a Mortal Kombat fighting game and then a Mortal Kombat action/adventure game. So I think our expectation is that the numbers for the action/adventure game will be significant but not as big as the numbers of units for a classic Mortal Kombat fighting game.

Heath Terry:	Great. Thank you.

Operator:	Your next question comes from Geoffrey Mogilner with Decatur Jones.

Geoffrey Mogilner:
Hello. Thank you. Couple quick questions. One, on the handheld market, you have anything that you’re looking at launching in the handheld market, considering there’s the Sony PSP coming out this year and the Nintendo DS is doing well? And the second question, on the NARC and Area 51 promos, what was the justification there and what kind of feedback are you getting from the channel as to how those are progressing?

David Zucker:
Okay. With regard to handheld, as we mentioned we will be doing some kids titles later this year and those will be on platforms like the GBA. But we are big believers in Sony’s PSP. We do not have any launch titles for the scheduled launch later in March, but we certainly will have titles this year and we expect to have a bunch more next year. So we’re big believers in the Sony PSP and we’ll have more announcements as relates to the PSP shortly. I’m not sure I got the question, in terms of the Area 51 promo. What was your…?

Geoffrey Mogilner:	As well as the NARC promo. What kind of feedback are you getting from the channel as to how the response has been? As I understand, those are preorder promos. The expectation is to…

David Zucker:
Oh. Okay. We’re not commenting on that. I will tell you that the retail channel is very excited about Area 51, particularly as it relates to PS2. This is really showing off the graphical powers and capabilities of the PS2. We expect full support and we’re getting full support from the retail channel on Area 51. And of course NARC I think people are very intrigued by because of the pricing, the value pricing for a game of this type. So I think we’re seeing support on both those.

Geoffrey Mogilner:	And then, so bundling and this kind of preorder promo, is that something that you think is going to be a strategy going forward for more of your titles or is this just sort of a marketing experiment?

David Zucker:
Yeah, no. That’s not that unusual. We actually used Midway Arcade Treasures 1 as a preorder for a title we did last year. For Mortal Kombat, correct? We used Mortal Kombat, that’s right. We used Mortal Kombat: Deadly Alliance for a title. We have in the past used, whether they’re premiums, whether they are other games as premiums for, whether it’s a t-shirt or a game, they’re premiums for enticing early preordering of a game. And that’s typically what the EB and Gamestop and those types of… I’m sorry, we used Midway Arcade Treasures 1 as a preorder for The Suffering last year.

Geoffrey Mogilner:	Thank you very much.

Operator:	Your next question comes from John Taylor with Arcadia.

John Taylor:
Hi. I’ve got a couple of questions. On the deal you guys are doing to use the Unreal engine and do those titles, refresh my memory, is that for both PC and Xbox SKUs? That’s the first question, and the second one is can you give us any sense in terms of what the margin on that product is going to look like? You know, using the externally licensed thing. And then on product development, I think you said you’d see an increase of $20 million going through the P&L. How much do you expect the total incremental spend to be this year? In other words, what’s the capitalized number going to look like at the end of ’05? Thanks.

David Zucker:
In terms of the first one, Unreal Engine 3, again this is sort of a core engine which we’ll obviously be writing on top of. We plan to use it for most of or many of our next-generation console titles. So both the next-generation Xbox and the next-generation PS3, as well as PC. And so what was your question in terms of the financial arrangement?

John Taylor:	Yeah, you know, basically, is there a typical margin you’d expect off of a game using that engine going to be much different from what you’d expect off of one of your own sort of traditional games?

David Zucker:
It’s pretty small actually. It’s not that different from when we used RenderWare, for example, on a number of our titles this past year as a core engine component. I would not call it material in any way.

John Taylor:	Okay. Great.

David Zucker:	Now in terms of the capitalized software, Tom what do you have to say?

Thomas Powell:	Capitalized software, we ended 2004 at $28.8 million and we expect that to increase to just over $50 million by the end of 2005.

John Taylor:	So that looks like about a $40 million increment overall in product spend, some through the P&L, some stays on the balance sheet? Is that a fair way to go about it?

Thomas Powell:	Yes, it’s roughly that.

John Taylor:	Yeah. Okay. Thank you.

Operator:	Again I would like to remind everyone, in order to ask a question, press * 1 on your telephone keypad.

Your next question comes from Edward Williams with Harris Nesbitt.

Tom Andrews:
Hello, gentlemen. Tom Andrews standing in for Edward tonight. Just to touch a little bit more on what J.T. was getting at, when we looked at R&D spend for the upcoming year, can you give us an indication on what percent of your spend is going to be for next-generation development? And also, given your headcount, you’d indicated where it was at the end of the year, where do you expect it to be in R&D by the end of the current year?

David Zucker:
Well on the first one, the trick with answering that is that we have next-generation games in development at most of our studios, and we plan to have them at all of them by the end of the year, so the issue is when you’re developing a next-generation title, the first titles out of the block have bigger budgets than some of our current-gen games and a lot of development going into those early games is, in effect, next-gen R&D, next-gen development. It’s hard to break out pure next-gen R&D because those costs are subsumed in the development of the game. But it is significant. In terms of headcount, we’ve roughly doubled it over the last year or so. In terms of internal product development, we will absolutely grow again this year. I can’t really tell you where we expect that to be. We might acquire another studio in the course of the year. We certainly are actively growing our headcount at our major locations, our major internal studios across the board. So it will be higher.

Tom Andrews:	Okay. Thank you.

Operator:	At this time, there are no further questions. Mr. Zucker, are there any closing remarks?

David Zucker:	Nope. That’s good. Thank you.

Operator:	This concludes today’s Midway Games Fourth Quarter Results Conference Call. You may now disconnect.